Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Kimco Realty Corporation of our report dated February 20, 2026 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Kimco Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 5, 2026